Press Release                                               Exhibit 99(a)


                          EARL SCHEIB, INC.  ANNOUNCES

                      CHRIS BEMENT A NEW PRESIDENT AND CEO


     Beverly Hills, California - December 7, 1998 - Earl Scheib, Inc. ("AMEX-ESH) today announced that Chris Bement has been elected as President and Chief Executive Officer effective January 1, 1999. Mr. Bement, 56 years old, has been Executive Vice-President and Chief Operating Officer since 1995 and a Director since 1997. Prior to 1995, Mr. Bement spent most of his career with Thrifty Corporation in various executive positions. Mr. Bement succeeds Daniel A. Seigel, who will remain as a director of the Company.

    Chris Bement, the new President and Chief Executive Officer, said "I'm excited about this opportunity to continue the improvements and growth of the Company. Earl Scheib, Inc. has made great progress in the last few years and I fully expect that to continue. I am also very pleased that Dan Seigel has agreed to remain as a director and investor in the Company and to help during the transition."

     The Company also named Philip W. Colburn as Chairman of the Board. Mr. Colburn, 69 years old, has served as a director of the Company since 1992 and has over 40 years of experience in the automotive industry.

     "Safe-harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to the effect of weather, the effect of economic conditions, the impact of competitive products, services and pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of year 2000 hardships, the impact of the Company's new Euro Paint, the impact of advertising and promotional activities, the impact of the Company's expansion and fleet sales, and the potential adverse effects of certain litigation.

CONTACT:  Earl Scheib, Inc. Beverly Hills, CA
          Dan Seigel (310) 652-4880, ext. 140


                                     -1-